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Exhibit 3.1.1

AMENDING AGREEMENT

WHEREAS Canaccord Capital Corporation, TD Securities Inc., CIBC World Markets Inc., GMP Securities L.P, Macquarie Capital Markets Canada Ltd., Scotia Capital Inc., UBS Securities Canada Inc., Cormark Securities Inc., National Bank Financial Inc., Paradigm Capital Inc., RBC Dominion Securities Inc., Thomas Weisel Partners Canada Inc., Dundee Securities Corporation, Genuity Capital Markets, Goldman Sachs Canada Inc. and Salman Partners Inc. (each an "Underwriter" and collectively the "Underwriters") and IAMGOLD Corporation (the "Corporation") entered into an underwriting agreement dated March 10, 2009 (the "Underwriting Agreement");

AND WHEREAS the Underwriters and the Corporation wish to amend the Underwriting Agreement in the manner hereinafter set out;

NOW THEREFORE it is hereby agreed as follows:

Section 1.	Effect of Amending Agreement
1.1
This agreement (the "Amending Agreement") is supplemental to the Underwriting Agreement (including all Schedules annexed thereto) and this Amending Agreement shall hereafter be read together and shall have effect as if all the provisions thereof and all the provisions hereof were contained in one agreement.
1.2	Terms defined in the Underwriting Agreement (including all Schedules annexed thereto) have the same respective meanings in this Amending Agreement.
Section 2.	Amendments
The Underwriting Agreement is hereby amended as follows:
2.1	By deleting in its entirety Section 7.2 and substituting the following text:

The Corporation will pay the out-of-pocket accountable expenses reasonably incurred by the Underwriters in connection with the transactions contemplated herein (the "Underwriters' Expenses"). For greater clarity, the Corporation will pay all costs and expenses related to the Offering, including, without limitation, the reasonable fees and disbursements of all legal counsel for the Underwriters (the fees and disbursements of United States legal counsel to the Underwriters not to exceed $215,000) and all costs and expenses of, incidental to or in connection with:
	(a)	the creation, issuance, sale and distribution of the Offered Securities;
	(b)	the qualification of the Offered Securities for distribution in the Qualifying Jurisdictions and in the U.S.;
	(c)	all filing fees payable under Applicable Securities Laws and U.S. securities laws;
	(d)	listing fees for the Offered Securities on the TSX and the NYSE;
	(e)	the fees and disbursements of the Corporation's auditors and legal counsel;
(f)
the preparation, printing or other production of the Preliminary Prospectus, any Prospectus Amendment, the Final Prospectus, the U.S. Prospectus, the Registration Statement, the Permitted Free Writing Prospectus and any "green sheet";
	(g)	the preparation of audio-visual material, marketing documents and other marketing devices;
	(h)	the Underwriters' due diligence, the "roadshow" and marketing and information meetings (such costs and expenses not to exceed $15,000);

(i) the preparation and printing of certificates representing the Offered Securities; and
(j) the reasonable fees and expenses of the Corporation's transfer agent and registrar, as well as out-of-pocket costs.

Notwithstanding anything to the contrary in this Agreement, in the case that the transactions contemplated herein are not completed the Corporation shall only pay the out-of-pocket accountable expenses reasonably incurred by the Underwriters. The Underwriters' Expenses will be payable by the Corporation at the Time of Closing on the Closing Date (and, if applicable, on each Over-Allotment Closing Date) or upon receipt by the Corporation of a detailed invoice from the Underwriters.
2.2	By deleting in its entirety the text in Section 13.5 and substituting the following text:

This Agreement and the amending agreement dated March 17, 2009 between the Underwriters and the Corporation (the "Amending Agreement") constitutes the entire agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein or in the Amending Agreement and this Agreement together with the Amending Agreement supersede any previous agreements, arrangements or understandings among the parties, including the Engagement Letter.

Section 3.	General
3.1	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.
3.2	This Amending Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
3.3
The Underwriting Agreement and this Amending Agreement (together with all other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof. The execution of this Amending Agreement does not constitute a waiver by any party of any rights, obligations, conditions, covenants or representations or warranties in or arising from the Underwriting Agreement.
3.4
This Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Amending Agreement to produce more than one counterpart.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Underwriters and the Corporation have caused this Amending Agreement to be executed as of March 17, 2009.

CANACCORD CAPITAL CORPORATION
Per:	/s/ CRAIG WARREN Name: Craig Warren Title: Managing Director
TD SECURITIES INC.
Per:	/s/ EWAN MASON Name: Ewan Mason Title: Managing Director, Head of Global Mining
CIBC WORLD MARKETS INC.
Per:	/s/ RICK MCCREARY Name: Rick McCreary Title: Managing Director & Co-Head of Global Mining
GMP SECURITIES L.P.
Per:	/s/ MARK WELLINGS Name: Mark Wellings Title: Managing Director, Investment Banking

MACQUARIE CAPITAL MARKETS CANADA LTD.
Per:	/s/ RON D'AMBROSIO Name: Ron D'Ambrosio Title: Senior Vice President
SCOTIA CAPITAL INC.
Per:	/s/ JEFFREY W. RICHMOND Name: Jeffrey W. Richmond Title: Managing Director
UBS SECURITIES CANADA INC.
Per:	/s/ DAVID SHAVER Name: David Shaver Title: Managing Director
CORMARK SECURITIES INC.
Per:	/s/ DARREN WALLACE Name: Darren Wallace Title: Director, Investment Banking
NATIONAL BANK FINANCIAL INC.
Per:	/s/ BRUNO KAISER Name: Bruno Kaiser Title: Managing Director

PARADIGM CAPITAL INC.
Per:	/s/ ANDREW PARTINGTON Name: Andrew Partington Title: Partner, Corporate Finance
RBC DOMINION SECURITIES INC.
Per:	/s/ LANCE RISOR Name: Lance Risor Title: Managing Director
THOMAS WEISEL PARTNERS CANADA INC.
Per:	/s/ NICK POCRNIC Name: Nick Pocrnic Title: Managing Director
DUNDEE SECURITIES CORPORATION
Per:	/s/ RICHARD M. COHEN Name: Richard M. Cohen Title: Managing Director, Investment Banking
GENUITY CAPITAL MARKETS
Per:	/s/ GUNNAR EGGERTSON Name: Gunnar Eggertson Title: Principal

GOLDMAN SACHS CANADA INC.
Per:	/s/ JOHN R. BOOTH Name: John R. Booth Title: Vice-President
SALMAN PARTNERS INC.
Per:	/s/ STEVEN A. LATIMER Name: Steven A. Latimer Title: Executive Vice President
IAMGOLD CORPORATION
Per:	/s/ PAUL OLMSTED Name: Paul Olmsted Title: SVP Corporate Development

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  Exhibit 3.1.1
AMENDING AGREEMENT